Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Fourth Quarter and Full-Year Results

Fourth quarter 2010 net income(1)of $305 million, $1.18 per diluted share

Operating earnings of $312 million, up 30 percent, or $1.21 per diluted share

Full-year 2010 net income(1)of $1.1 billion, $4.28 per diluted share

Operating earnings of $1.2 billion, up 56 percent, or $4.47 per diluted share

Return on equity, excluding AOCI, at December 31, 2010 was 11.5 percent

Operating return on equity, excluding AOCI, was 12.6 percent

Ameriprise Financial, Inc.

Fourth Quarter and Full-Year Results Summary

(in millions, except per	Three Months Ended December 31,			Year Ended December 31,
share amounts, unaudited)	2010	2009	% Change	2010	2009	% Change

GAAP
Net revenues	$2,678	$2,269	18%	$9,976	$7,805	28%
Net income attributable to Ameriprise Financial	$305	$237	29%	$1,122	$722	55%
Earnings per diluted share	$1.18	$0.90	31%	$4.28	$2.95	45%
Return on equity, excluding AOCI				11.5%	8.8%

Operating
Net revenues	$2,632	$2,211	19%	$9,581	$7,730	24%
Earnings	$312	$240	30%	$1,173	$752	56%
Earnings per diluted share	$1.21	$0.91	33%	$4.47	$3.08	45%
Return on equity, excluding AOCI				12.6%	9.2%

Weighted average common shares outstanding:
Basic	252.7	258.9		257.4	242.2
Diluted	258.9	263.3		262.3	244.4

(Operating measures exclude net realized gains/losses, integration/restructuring expenses and the impact of the adoption of a 2010 accounting standard that required the company to consolidate approximately $6 billion of client assets in certain investment entities on its balance sheet and report related revenues and expenses through its income statement. Reconciliation tables of GAAP to operating results are included throughout this release.)

(1) Net income represents net income attributable to Ameriprise Financial.

MINNEAPOLIS — February 2, 2010 — Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $305 million for the fourth quarter of 2010 compared to $237 million for the fourth quarter of 2009.  Net income per diluted share for the fourth quarter of 2010 was $1.18 compared to $0.90 a year ago.

Operating earnings increased 30 percent to $312 million in the fourth quarter of 2010 compared to $240 million a year ago.  Operating earnings per diluted share were $1.21 in the fourth quarter of 2010, up 33 percent from $0.91 a year ago.  Operating earnings growth was driven by strength in Asset Management and Advice & Wealth Management.

Operating net revenues were $2.6 billion in the fourth quarter of 2010, up 19 percent from $2.2 billion a year ago, due to growth in asset-based fees driven by the Columbia Management acquisition, market appreciation and retail client net inflows, as well as increased client activity levels.

As of December 31, 2010 the company’s excess capital position remained more than $1.5 billion after deploying approximately $573 million in 2010 to repurchase approximately 13.1 million shares of its common stock.  The company’s investment portfolio ended the quarter with $1.5 billion in net unrealized gains.

Return on shareholders’ equity excluding AOCI was 11.5 percent for the 12 months ended December 31, 2010.  Operating return on equity excluding AOCI was 12.6 percent for the same time period, an increase of 340 basis points from a year ago.

For the full year, the company reported net income of $1.1 billion.  Operating earnings in 2010 were a record $1.2 billion, or $4.47 per diluted share, compared to $752 million in 2009, or $3.08 per diluted share.  Earnings growth was driven by improved client activity, market appreciation and retail client net inflows, as well as improved scale from the Columbia Management acquisition.

The company continued to generate a higher percentage of earnings from its less capital-demanding businesses. Excluding Corporate & Other segment results, Advice & Wealth Management and Asset Management accounted for 54 percent of fourth quarter 2010 pretax operating earnings compared to 30 percent in fourth quarter 2009.

“We delivered record earnings in 2010 and significantly increased operating return on equity, ending the year at 12.6 percent,” said Jim Cracchiolo, chairman and chief executive officer.  “This quarter marked a good finish to a great year, with strong earnings in our Advice & Wealth Management and Asset Management segments leading the way.  We continued to drive client asset growth and advisor productivity improvements, and we are realizing significant benefits from the Columbia Management acquisition.”

“Despite the backdrop of ongoing economic challenges, 2010 was a year of significant growth for Ameriprise Financial; I am pleased with our position and the momentum we generated.”

Ameriprise Financial, Inc.

Notable Fourth Quarter Items

			Per Diluted Share
(in millions, except per share amounts, unaudited)	2010	2009	2010	2009

Variable annuity guarantees net of DAC and DSIC expense, after-tax(1)	$(28)	$(3)	$(0.11)	$(0.01)
Phoenix hail storm expense, after-tax(1)	$(7)	—	$(0.03)	—

(1) After-tax is calculated using the statutory tax rate of 35%.

The following notable after-tax items are included in fourth quarter operating earnings:

•                  A $28 million expense, or $0.11 per diluted share, related to variable annuity guarantees driven by RiverSource Life’s credit spread narrowing in the quarter and the impact of credit spread on a declining living benefit liability.  The company does not hedge the credit spread used for the accounting valuation and does not report the change in valuation as a realized gain or loss.

•                  A $7 million expense, or $0.03 per diluted share, from higher claims driven by a hail storm in the Phoenix area.

Additional variance items, including the impact of market appreciation on DAC and DSIC amortization (mean reversion), are included at the segment level.

Taxes

The effective tax rate on net income excluding net income (loss) attributable to non-controlling interests and the required consolidation of certain investment entities was 22.1 percent in the fourth quarter of 2010.  The lower effective tax rate in the quarter reduced the full-year effective tax rate to 23.7 percent.

Fourth Quarter 2010 Business Highlights

•                  Total owned, managed and administered assets were $673 billion at December 31, 2010, up 47 percent from a year ago as a result of the acquisition of Columbia Management, market appreciation and retail client net inflows.

•                  Total retail client assets in Advice & Wealth Management increased 12 percent year-over-year to $329 billion, reflecting market appreciation and strong retail client net inflows.

•                  Advisor productivity, measured as operating net revenue per advisor, increased 21 percent compared to a year ago.  Growth was primarily driven by improved client activity, increased assets under management from market appreciation and retail client net inflows, as well as the company’s focus on experienced advisors.  Total advisors declined 5 percent from a year ago reflecting the departure of lower producing advisors, partially offset by experienced advisor recruiting.

•                  Asset Management AUM increased 88 percent to $457 billion driven by the acquisition of Columbia Management and year-over-year equity market appreciation, partially offset by net outflows.  Retail net outflows improved to $290 million in the quarter, primarily due to net inflows at Threadneedle.  Institutional net outflows of $5.7 billion included approximately $4.7 billion in lower basis point insurance portfolios.

•                  Equity investment performance at Columbia Management and Threadneedle remained strong across one-, three- and five-year periods.

•                  Wrap assets increased 19 percent year-over-year to $113 billion and included $2.0 billion in net inflows in the fourth quarter of 2010.

•                  Variable annuity net inflows of $401 million were essentially flat compared to a year ago and more than offset continued fixed annuity net outflows.  During the quarter, the company discontinued new sales of RiverSource variable annuities in non-Ameriprise channels to further strengthen the risk and return characteristics of the business.  The fixed annuity business was not impacted by the decision.

•                  Variable universal life / universal life (VUL/UL) policyholder account balances increased 8 percent to $9.5 billion.

Liquidity and Balance Sheet as of December 31, 2010

Conservative capital management

•                  The company continued to maintain more than $1.5 billion in excess capital.

•                  During the quarter, the company repurchased 3.8 million shares of its common stock for $200 million. For the year, the company repurchased 13.1 million shares of its common stock for $573 million.

•                  In 2010, the company returned 67 percent of 2010 net income to shareholders.

•                  RiverSource Life Insurance Company’s preliminary estimate of its risk-based capital ratio was 590 percent.

•                  The debt-to-total capital ratio attributable to Ameriprise Financial was 17.7 percent.  The debt-to-total capital ratio was 16.2 percent, excluding non-recourse debt, the impact of consolidated investment entities and the 75 percent equity credit for the junior subordinated notes.  The company’s cash flow coverage ratio increased to 13X.

•                  The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk.  The company’s variable annuity hedging program continued to perform well.

Substantial liquidity

•                  Cash and cash equivalents were $2.9 billion, with $1.3 billion at the holding company level and $1.8 billion in free cash.

•                  The company retired $340 million of debt maturing during the quarter.  The company’s next outstanding debt maturity is in 2015.

High-quality investment portfolio

•                  The total investment portfolio, including cash and cash equivalents, was $39.9 billion at year end and remained well positioned for continued stress in the credit and commercial mortgage markets.  The portfolio has an average duration of approximately 3.7 years, and the company’s asset liability management programs are positioned for a potential increase in interest rates.

•                  The company’s available for sale portfolio ended the quarter with $1.5 billion in net unrealized gains.  The $0.8 billion sequential decline in unrealized gains was primarily driven by the increase in Treasury rates in the quarter.

Detailed information about the company’s investment portfolio is available at ir.ameriprise.com.

Fourth Quarter 2010 Segment Results

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Results

	Quarter Ended December 31, 2010			Quarter Ended December 31, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Advice & Wealth Management
Net revenues	$1,016	$1	$1,015	$873	$(2)	$875	16%
Expenses	925	—	925	855	15	840	10
Pretax income	$91	$1	$90	$18	$(17)	$35	157

(1)  Includes net realized gains/losses and integration charges.

Advice & Wealth Management reported pretax income of $91 million for the fourth quarter of 2010.  Segment operating earnings were $90 million compared to $35 million a year ago.  Fourth quarter 2010 pretax margin was 9.0 percent.  Pretax operating margin was 8.9 percent for the fourth quarter of 2010 compared to 4.0 percent a year ago.

Operating net revenues increased 16 percent, or $140 million, to a record $1.0 billion.  Revenue growth was primarily due to higher management and distribution fees from increased client activity and higher assets under management.

Operating expenses increased 10 percent, or $85 million, to $925 million, primarily due to higher advisor compensation from business growth, partially offset by re-engineering benefits.

The company continued to increase the productivity of its advisors.  Net revenue per advisor increased 21 percent compared to a year ago due to increased client activity, higher assets under management from market appreciation and retail client net inflows, as well as the company’s focus on experienced advisors.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended December 31, 2010			Quarter Ended December 31, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Asset Management
Net revenues	$774	$1	$773	$465	$—	$465	66%
Expenses	634	24	610	395	7	388	57
Pretax income	$140	$(23)	$163	$70	$(7)	$77	112

(1) Includes net realized gains and integration charges.

Item:
Hedge fund performance fees			$22			$30

Asset Management reported pretax income of $140 million for the fourth quarter of 2010.  Segment operating earnings were $163 million compared to $77 million a year ago.  Fourth quarter 2010 pretax margin was 18.1 percent.  Pretax operating margin was 21.1 percent for the fourth quarter of 2010 compared to 16.6 percent a year ago.

Operating net revenues increased 66 percent, or $308 million, to $773 million, driven by an increase in management fees due to growth in assets from the Columbia acquisition, market appreciation and a continued shift to higher revenue yielding asset classes.  Fourth quarter 2010 operating net revenues included lower hedge fund revenues compared to a year ago.

Operating expenses increased 57 percent, or $222 million, to $610 million, primarily reflecting increased ongoing general and administrative and distribution expenses from the acquisition and performance-based compensation.

For the year, the company realized approximately $75 million in integration gross synergies and approximately $100 million in integration-related expenses, which were consistent with original estimates.

Segment AUM increased 88 percent from a year ago to $457 billion, primarily due to the Columbia acquisition and market appreciation.  Retail net outflows declined to $290 million in the quarter driven by inflows at Threadneedle.  Institutional net outflows at Columbia and Threadneedle were primarily in lower basis point insurance portfolios.  The following provides a summary of the U.S. Asset Management and Threadneedle businesses:

•                  Columbia Management AUM were $355 billion at December 31, 2010 compared to $149 billion a year ago, driven by the Columbia acquisition and market appreciation, partially offset by net outflows.  Retail net outflows improved sequentially to $1.5 billion in the quarter.  The majority of the $4.0 billion in institutional net outflows in the quarter were in lower basis point insurance portfolios.  Equity and fixed income investment performance remained strong across one-, three- and five-year periods.

•                  Threadneedle AUM were $106 billion at December 31, 2010, up 8 percent from a year ago, reflecting year-over-year market appreciation and retail net inflows, partially offset by negative foreign currency translation and institutional net outflows.  Institutional net outflows in the quarter primarily reflected continued outflows in Zurich-related portfolios.  Total net outflows of $633 million in the fourth quarter of 2010 reflected net outflows in lower basis point institutional portfolios, partially offset by $1.2 billion in retail net inflows from higher sales from European investors.  Investment track records remained strong across one-, three- and five-year periods.

Ameriprise Financial, Inc.

Annuities Segment Results

	Quarter Ended December 31, 2010			Quarter Ended December 31, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Annuities
Net revenues	$642	$3	$639	$620	$16	$604	6%
Expenses	511	—	511	463	—	463	10
Pretax income	$131	$3	$128	$157	$16	$141	(9)

(1) Includes net realized gains.

Items:
DAC and DSIC benefits [mean reversion]			$23			$3
Variable annuity guarantees, net of DAC and DSIC			$(43)			$(5)

Annuities reported pretax income of $131 million for the fourth quarter of 2010.  Segment operating earnings were $128 million for the fourth quarter of 2010 down $13 million from a year ago, primarily due to an $18 million decrease in earnings from mean reversion and variable annuity guarantees.

Operating net revenues increased 6 percent, or $35 million, to $639 million, reflecting increased management fees from higher separate account balances and higher fees from variable annuity guarantees, partially offset by a decline in operating net investment income.

Operating expenses in the quarter included $43 million of net variable annuity living benefit expense, primarily due to the unhedged impact of reflecting RiverSource Life’s credit spread in the accounting valuation of the liability.  In addition, expenses included a $23 million decrease in DAC and DSIC amortization driven by the market impact on separate account balances (mean reversion).

Variable annuity net inflows of $401 million in the fourth quarter of 2010 were partially offset by continued fixed annuity net outflows reflecting low client demand given current interest rates.  During the quarter, the company discontinued new sales of RiverSource variable annuities in non-Ameriprise channels to further strengthen the risk and return characteristics of the business.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended December 31, 2010			Quarter Ended December 31, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Protection
Net revenues	$525	$(1)	$526	$528	$13	$515	2%
Expenses	440	—	440	399	—	399	10
Pretax income	$85	$(1)	$86	$129	$13	$116	(26)

(1) Includes net realized gains/losses.

Items:
DAC and DSIC benefits [mean reversion]			$3			$1
Auto liability claims			$(16)			$—
Phoenix hail storm expense			$(11)			$—

Protection reported pretax income of $85 million for the fourth quarter of 2010.  Segment operating earnings were $86 million, down $30 million from a year ago driven by increased auto and home losses.

Operating net revenues increased 2 percent, or $11 million, to $526 million, primarily due to higher operating investment income driven by improvement in portfolio rate and asset growth, as well as auto and home premium growth, and higher management fees from VUL separate account growth.

Operating expenses increased 10 percent, or $41 million, to $440 million, primarily due to a $45 million increase in benefit expenses. These increases included $11 million in catastrophe losses from a hail storm in the Phoenix area and a $16 million reserve increase for higher auto liability claims.  Increased expenses in the life and health business were primarily driven by higher reserves for universal life products with secondary guarantees. The company increased ongoing reserve levels for this product beginning in the third quarter of 2010.  In addition, while disability income and long-term care claims in the quarter were higher than in fourth quarter 2009, fourth quarter 2010 claims declined sequentially and were in line with expectations.

Life insurance in force declined 1 percent from a year ago to $192 billion.  Auto & Home continued to grow its policy counts, up 9 percent compared to a year ago.  Retention remained strong.

Ameriprise Financial, Inc.

Corporate & Other Segment Results

	Quarter Ended December 31, 2010			Quarter Ended December 31, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Corporate & Other
Net revenues	$46	$52	$(6)	$30	$32	$(2)	NM
Expenses	128	67	61	73	4	69	(12)%
Pretax income	$(82)	$(15)	$(67)	$(43)	$28	$(71)	6

(1)     Includes revenues and expenses of the consolidated investment entities, net realized gains/losses and integration/restructuring charges.

NM         Not Meaningful — variance of 100% or greater

Corporate & Other reported a pretax loss of $82 million for the fourth quarter of 2010.  Segment operating loss was $67 million in the quarter, compared to a loss of $71 million a year ago.  The fourth quarter of 2010 operating results excluded a $4 million pretax expense related to the company’s decision to discontinue new sales of RiverSource variable annuities through non-Ameriprise distribution channels.

Contacts

Investor Relations:	Media Relations:

Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Ben Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.  For more information visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products.  RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York.  Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York.  These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs.  Actual results could differ materially from those described in these forward-looking statements.  Examples of such forward-looking statements include:

•                  the statement of belief in this news release that the company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk;

•                  the statements of belief in this news release that the company’s investment portfolio is well positioned for continued stress in the credit and commercial mortgage markets and that the investment portfolio is positioned for a potential increase in interest rates;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                 other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market and foreign exchange environments;

•                  changes in capital and credit market conditions including the availability and cost of capital;

•                  changes in relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to complete the acquisition opportunities the company negotiates and to pursue other growth opportunities;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                 changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive.  There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  Management undertakes no obligation to update publicly or revise any forward-looking statements.  The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009 and under Part 2, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results.  The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.  For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2010 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended December 31, 2010			Quarter Ended December 31, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Revenues
Management and financial advice fees	$1,192	$(10)	$1,202	$855	$(1)	$856	40%
Distribution fees	449	—	449	391	—	391	15
Net investment income	542	43	499	535	19	516	(3)
Premiums	295	—	295	287	—	287	3
Other revenues	214	13	201	229	43	186	8
Total revenues	2,692	46	2,646	2,297	61	2,236	18
Banking and deposit interest expense	14	—	14	28	3	25	(44)
Total net revenues	2,678	46	2,632	2,269	58	2,211	19

Expenses
Distribution expenses	674	—	674	504	—	504	34
Interest credited to fixed accounts	223	—	223	229	—	229	(3)
Benefits, claims, losses and settlement expenses	465	—	465	349	—	349	33
Amortization of deferred acquisition costs	84	—	84	120	—	120	(30)
Interest and debt expense	78	51	27	28	—	28	(4)
General and administrative expense(2)	789	30	759	708	25	683	11
Total expenses	2,313	81	2,232	1,938	25	1,913	17
Pretax income	365	(35)	400	331	33	298	34
Income tax provision	86	(2)	88	57	(1)	58	52
Net income	279	(33)	312	274	34	240	30
Less: Net income (loss) attributable to noncontrolling interests	(26)	(26)	—	37	37	—	—
Net income attributable to Ameriprise Financial	$305	$(7)	$312	$237	$(3)	$240	30%

(1)        Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense, revenues and expenses of the consolidated investment entities, net realized gains/losses and integration/restructuring charges. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

(2)        2010 adjustments include $4 million in severance and related expenses from discontinuing new sales of RiverSource variable annuities through non-Ameriprise distribution channels.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Year Ended December 31, 2010			Year Ended December 31, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Revenues
Management and financial advice fees	$3,961	$(38)	$3,999	$2,704	$(2)	$2,706	48%
Distribution fees	1,708	—	1,708	1,420	—	1,420	20
Net investment income	2,313	308	2,005	2,002	55	1,947	3
Premiums	1,179	—	1,179	1,098	—	1,098	7
Other revenues	885	125	760	722	28	694	10
Total revenues	10,046	395	9,651	7,946	81	7,865	23
Banking and deposit interest expense	70	—	70	141	6	135	(48)
Total net revenues	9,976	395	9,581	7,805	75	7,730	24

Expenses
Distribution expenses	2,431	—	2,431	1,782	—	1,782	36
Interest credited to fixed accounts	909	—	909	903	—	903	1
Benefits, claims, losses and settlement expenses	1,757	—	1,757	1,342	—	1,342	31
Amortization of deferred acquisition costs	127	—	127	217	—	217	(41)
Interest and debt expense	290	181	109	127	—	127	(14)
General and administrative expense(2)	2,828	129	2,699	2,514	105	2,409	12
Total expenses	8,342	310	8,032	6,885	105	6,780	18
Pretax income	1,634	85	1,549	920	(30)	950	63
Income tax provision	349	(27)	376	183	(15)	198	90
Net income	1,285	112	1,173	737	(15)	752	56
Less: Net income attributable to noncontrolling interests	163	163	—	15	15	—	—
Net income attributable to Ameriprise Financial	$1,122	$(51)	$1,173	$722	$(30)	$752	56%

(1)        Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense, revenues and expenses of the consolidated investment entities, net realized gains/losses and integration/restructuring charges. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

(2)        2010 adjustments include $4 million in severance and related expenses from discontinuing new sales of RiverSource variable annuities through non-Ameriprise distribution channels.

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

(in millions, unaudited)	Quarter Ended December 31, 2010	Year Ended December 31, 2010

Pretax income	$365	$1,634
Less: Pretax income (loss) attributable to noncontrolling interests	(26)	163
Pretax income excluding consolidated investment entities (CIEs)	$391	$1,471

Income tax provision	$86	$349

Effective tax rate	23.7%	21.4%
Effective tax rate excluding noncontrolling interests	22.1%	23.7%

Ameriprise Financial, Inc.

Reconciliation Table: Ameriprise Financial Debt to Ameriprise Financial Capital Ratio

December 31, 2010

(in millions, unaudited)	As Reported	Adjustments(1)	As Reported Excluding Adjustments(1)	Impact of 75% Equity Credit	As Reported Excluding Adjustments with 75% Equity Credit(1)

Ameriprise Financial Debt	$2,317	$59	$2,258	$231	$2,027
Ameriprise Financial Capital	$13,067	$588	$12,479		$12,479

Ameriprise Financial Debt to Ameriprise Financial Capital	17.7%		18.1%		16.2%

(1)        Includes fair value hedges, unamortized discounts, non-recourse debt of muni inverse floaters and equity impacts attributable to consolidated investment entities.

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income (Loss) “AOCI”
Calculation for the 12 Months Ended December 31, 2010

(in millions, unaudited)	ROE excluding AOCI	Less: Adjustments(1)	Operating ROE(2)

Return	$1,122	$(51)	$1,173

Equity excluding AOCI	$9,774	$455	$9,319

Return on Equity excluding AOCI	11.5%		12.6%

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income (Loss) “AOCI”
Calculation for the 12 Months Ended December 31, 2009

(in millions, unaudited)	ROE excluding AOCI	Less: Adjustments(1)	Operating ROE(2)

Return	$722	$(30)	$752

Equity excluding AOCI	$8,208	$—	$8,208

Return on Equity excluding AOCI	8.8%		9.2%

(1)        Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses and integration/restructuring charges less the equity impacts attributable to the consolidated investment entities.

(2)        Operating return on equity excluding accumulated other comprehensive income (loss) and consolidated investment entities is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses and integration/restructuring charges in the numerator, and Ameriprise Financial shareholders’ equity excluding the impact of consolidating investment entities using a five point average of quarter-end equity in the denominator.